EXHIBIT 99.1

AVANT Immunotherapeutics Reports Third Quarter and Nine-Month Financial Results

     NEEDHAM, Mass.--(BUSINESS WIRE)--Oct. 31, 2007--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported financial results for the third quarter and first nine-month period of fiscal year 2007. The Company reported a net loss of $5.3 million, or $.07 per share, for the third quarter of 2007 compared to a net loss of $5.5 million, or $.07 per share, for the third quarter of 2006. For the nine months ended September 30, 2007, AVANT reported a net loss of $16.4 million, or $.22 per share, compared to a net loss of $14.2 million, or $.19 per share, for the nine months ended September 30, 2006. The 2007 nine month losses include one-time restructuring charges of $765,204. AVANT reported cash and cash equivalents of $20.3 million at September 30, 2007.

     On October 22, 2007, AVANT and Celldex Therapeutics, Inc., a privately-held company, announced the signing of a definitive merger agreement. The merger creates a NASDAQ-listed, fully-integrated and diversified biopharmaceutical company with a deep pipeline of product candidates addressing high-value indications including oncology and infectious and inflammatory diseases. The all-stock transaction, approved by both companies' Boards of Directors, will combine the two companies under the name AVANT, and is currently expected to close in the first quarter of 2008. Closing of the merger is contingent upon a vote of approval by AVANT's current shareholders at a special meeting of shareholders expected to take place in the first quarter of 2008.

     "AVANT's third quarter 2007 financial results are in line with our expectations and leave us in a strong financial position to execute on the business plan of the proposed combined company of AVANT and Celldex," said Una
S. Ryan, Ph.D., AVANT's President and Chief Executive Officer. "We expect the merger with Celldex to close in the first quarter of 2008 and believe that the result will be a promising biopharmaceutical company with a robust portfolio of immunotherapy-based product candidates in development for serious indications in significant markets."

     Further Financial Highlights

     The net loss for the third quarter of 2007 showed a decrease of $267,086 compared to the net loss for the same period in 2006. The decrease in net loss reflected an increase in revenues primarily due to increased product royalties from net sales on Rotarix(R) offset by reduced levels of vaccine development work billable to DVC LLC (DVC) during the third quarter of 2007. In the third quarter of 2007, AVANT recognized $988,462 in Rotarix-related product royalty revenue consisting of $540,374 related to Paul Royalty Fund's (PRF) purchased interest in Rotarix net royalties and $448,088 related to royalty expense payable to Cincinnati Children's Hospital Medical Center (CCH). Research and development (R&D) expenses in the third quarter of 2007 were comparable to R&D expenses in 2006 and included $448,088 of royalty expense payable to CCH. General and Administrative (G&A) expenses increased $181,472 due primarily to an increase in professional services expenses. AVANT had lower investment income in 2007, primarily reflecting lower cash balances between periods.

     The nine-month results for 2007 reflect an increase in net loss compared to the same period in 2006. This increase in net loss primarily reflected a decrease in revenue, an increase in operating expense, and a decrease in investment income. Revenues for the first nine months of 2007 were $3.4 million, compared with revenues of $4.6 million for the first nine months of 2006. The decrease in product development and licensing revenue in 2007 reflects a one-time milestone payment of $2.6 million recorded in the first quarter of 2006. In the first nine months of 2007, AVANT recognized $2.8 million in product royalty revenue consisting primarily of $1.4 million related to PRF's purchased interest in Rotarix net royalties and $1.3 million related to royalty expense payable to CCH. In the first nine months of 2006, AVANT recognized $550,803 in product royalty revenue related to PRF's purchased interests in Rotarix net royalties. The decrease in government contracts and grants revenue in 2007 compared to 2006 primarily reflects reduced levels of vaccine development work billable to DVC in 2007.

     Increased operating expenses in the nine-month results for 2007 primarily resulted from an increase in research and development expense of approximately $1,154,880, due primarily to restructuring charges of $765,204 recorded during the first nine months of 2007 and an increase in royalty expense. R&D expenses included $1,298,631 and $600,000 of royalty expense payable to CCH during the nine-month periods ended September 30, 2007 and 2006, respectively. The increase in operating expenses was partly offset by lower general and administrative expenses, which are primarily due to decreases in personnel-related expenses and consulting costs. AVANT had higher investment income in the first nine months of 2006 primarily reflecting higher cash balances between periods.

     Marketed Products

     GlaxoSmithKline (GSK) has continued to pursue the global commercialization of Rotarix, which has now been approved in over 90 markets worldwide, including the European Union. In August, AVANT reported that GSK's application for Rotarix marketing approval had been accepted for review by the FDA. If GSK achieves U.S. approval for Rotarix and launches the vaccine in 2008, AVANT will receive a $10 million royalty payment from PRF.

     Clinical Development Program Update

     In February 2006, the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) initiated an investigational double-blind, placebo-controlled Phase 1/2 in-patient dose-escalation clinical trial aimed at demonstrating the safety and immunogenicity of AVANT's Ty800 typhoid fever vaccine. In May 2007, AVANT announced preliminary results in which the NIAID researchers found the single-dose, oral vaccine to be well tolerated and immunogenic, with over 90% of vaccinated subjects generating immune responses. Based on these excellent results, AVANT plans to continue development of Ty800 to compete in the expanding typhoid fever vaccine market, which currently has annual sales of over $200 million. In July 2007, AVANT announced the initiation of a company-sponsored double-blind, placebo-controlled Phase 2 dose-ranging trial of Ty800 in approximately 180 healthy adult volunteers. The Phase 2 study is an out-patient, dose-ranging clinical trial that will evaluate two dose levels of the single-dose, oral Ty800 vaccine and will follow each subject for six months post-vaccination. Enrollment was completed in late September 2007. Results are expected to be reported in the first half of 2008.

     In 2005, AVANT and its partner, the International Vaccine Institute (IVI), announced the successful completion of a Phase 2 trial of CholeraGarde(R), AVANT's cholera vaccine, in Bangladesh where cholera is endemic. With support from the Gates Foundation, IVI is now planning to initiate further Phase 2 and Phase 3 studies of CholeraGarde beginning around year-end 2007.

     In early 2008, AVANT expects to initiate a Phase 1/2 trial of its ETEC E. coli vaccine candidate. AVANT's long-term goal is to develop a combination vaccine containing CholeraGarde, Ty800, S. paratyphi A and ETEC as a "super enteric vaccine" to address the travelers' market.

     Manufacturing:

     AVANT has the capability to manufacture vaccines for Phase 2 and 3 clinical testing to current Good Manufacturing Practices (cGMP) standards through its own state-of-the-art manufacturing facility for the production of live, attenuated bacterial vaccines. AVANT has produced clinical trial supplies of ETEC vaccine for the Phase 1/2 study planned to start in early 2008.

     Webcast and Conference Call

     Dr. Ryan and Mr. Catlin will host a conference call and live audio webcast at 11:00 AM EDT on Wednesday, October 31, 2007 to discuss AVANT's Third Quarter and Nine-Month financial results. To access the conference call, dial 866-362-4831 (within the U.S.), or 617-597-5347 (if calling from outside the U.S.). The passcode for participants is 12146414. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 27209463. The replay will also be broadcast via the Company's website, www.avantimmune.com, after the live call. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771.

     About AVANT Immunotherapeutics, Inc.

     AVANT Immunotherapeutics, Inc. is a Massachusetts-based NASDAQ-listed company discovering and developing innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. AVANT's innovative bacterial vector delivery technologies with unique manufacturing and preservation processes offer the potential for a new generation of vaccines. AVANT has three commercialized products, including Rotarix(R) for the treatment of rotavirus and two human food safety vaccines for reducing salmonella infection in chickens and eggs. AVANT also has four product candidates in its development pipeline, an anti-inflammatory agent, TP10, and three candidates based on its oral, rapidly-protecting, single-dose and temperature-stable vaccine technology, including combination vaccines for travelers, the military and global health needs.

     Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

     Additional Information about the Merger and Where to Find It

     This communication may be deemed to be solicitation material in respect of the proposed merger of AVANT and Celldex. In connection with the proposed merger, AVANT and Celldex intend to file relevant materials with the SEC, including AVANT's joint registration statement/proxy statement on Form S-4. SHAREHOLDERS OF AVANT ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING AVANT'S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC's web site, http://www.sec.gov, and AVANT shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from AVANT. Such documents are not currently available.

     Participants in the Solicitation

     The directors and executive officers of AVANT and Celldex may be deemed to be participants in the solicitation of proxies from the holders of AVANT common stock in respect of the proposed transaction. Information about the directors and executive officers of AVANT is set forth in the proxy statement for AVANT's most recent 10-K, which was filed with the SEC on March 16, 2007. Investors may obtain additional information regarding the interest of AVANT and its directors and executive officers, and Celldex and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.

     Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," "plan," "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include statements regarding: (i) AVANT's expectations regarding its restructuring and quarterly cash burn rate, (ii) AVANT's expectations regarding the Merger (iii) AVANT's expectations of royalty payments from PRF related to Rotarix, (iv) AVANT's expectations to initiate its own sponsored double-blind, placebo-controlled Phase 2 dose-ranging trial of Ty800 and Phase 1/2 trial of its ETEC Cholera vaccine candidate, and (v) statements made regarding AVANT's goals for its programs and products. This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect AVANT's current views with respect to future events and financial performance. There are a number of important factors that could cause the actual future experience and results to differ materially from those expressed in any forward-looking statement made by AVANT.

     Factors related to the Merger include, but are not limited to: (i) costs related to the Merger; (ii) failure of AVANT's shareholders to approve the Merger; (iii) AVANT's or Celldex's inability to satisfy the conditions of the Merger; (iv) AVANT's inability to maintain its NASDAQ listing; (v) the risk that AVANT's and Celldex's businesses will not be integrated successfully; (vi) the combined company's inability to further identify, develop and achieve commercial success for new products and technologies; (vii) the possibility of Merger-related delays in the research and development necessary to select drug development candidates and delays in clinical trials; (viii) the risk that clinical trials by the combined company may not result in marketable products;
(ix) the risk that the combined company may be unable to successfully secure regulatory approval of and market its drug candidates; (x) the risks associated with reliance on outside financing to meet capital requirements; (xi) risks associated with Celldex's new and uncertain technology and the development of competing technologies; and (xii) risks related to the combined company's ability to protect its proprietary technologies and patent-infringement claim.

     Factors not related to the Merger include, but are not limited to: (1) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against other disease causing agents; (2) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies, and commercialization of CholeraGarde(R) (Peru-15), Ty800, ETEC Cholera vaccine, and other products and AVANT's expectations regarding market growth; (3) the cost, timing, scope and results of ongoing safety and efficacy trials of CholeraGarde(R) (Peru-15), Ty800, ETEC Cholera vaccine and other preclinical and clinical testing; (4) the ability to negotiate strategic partnerships or other disposition transactions for AVANT's cardiovascular programs, including TP10 and CETi; (5) the ability of AVANT to manage multiple clinical trials for a variety of product candidates;
(6) AVANT's expectations regarding its technological capabilities and expanding its focus to broader markets for vaccines; (7) AVANT's ability to develop products through its collaborations; (8) changes in existing and potential relationships with corporate collaborators; (9) the availability, cost, delivery and quality of clinical and commercial grade materials produced at AVANT's own manufacturing facility or supplied by contract manufacturers and partners; (10) the timing, cost and uncertainty of obtaining regulatory approvals; (11) the ability to develop and commercialize products before competitors that are superior to the alternatives developed by competitors; (12) the ability to retain certain members of management;(13) AVANT's expectations regarding research and development expenses and general and administrative expenses; (14) AVANT's expectations regarding cash balances, capital requirements, anticipated royalty payments (including those from PRF), revenues and expenses, including infrastructure expenses; (15) AVANT's belief regarding the validity of its patents and potential litigation; and (16) certain other factors that might cause AVANT's actual results to differ materially from those in the forward-looking statements including those set forth under the headings "Business," "Risk Factors" and Management's Discussion and Analysis of Financial Condition and Results of Operations" in AVANT's Annual Report on Form 10-K for the year ended December 31, 2006, as well as those described in AVANT's other press releases and filings with the Securities and Exchange Commission, from time to time. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this press release, and AVANT does not undertake to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.


                    AVANT IMMUNOTHERAPEUTICS, INC.


 CONSOLIDATED             Quarter                  Nine Months
  STATEMENTS
 OF OPERATIONS      Ended September 30,        Ended September 30,
  DATA
----------------------------------------------------------------------
                        2007         2006          2007          2006
                        (Unaudited)                (Unaudited)
 REVENUE
 Product
  Development
  and
  Licensing
   Agreements    $   100,508  $    35,475  $    118,612  $  2,672,895
 Government
  Contracts and
  Grants              90,149      280,419       441,407     1,241,149
 Product
  Royalties        1,000,878       23,105     2,823,109       636,921
----------------------------------------------------------------------

 Total Revenue     1,191,535      338,999     3,383,128     4,550,965
----------------------------------------------------------------------

 OPERATING
  EXPENSE
 Research and
  Development      4,457,475    4,416,320    14,383,806    13,228,926
 General and
  Administrative   2,000,271    1,818,799     5,723,386     5,924,505
 Amortization of
  Acquired
  Intangible
  Assets             240,048      248,778       720,144       746,334
----------------------------------------------------------------------

 Total Operating
  Expense          6,697,794    6,483,897    20,827,336    19,899,765
----------------------------------------------------------------------

 Operating Loss   (5,506,259)  (6,144,898)  (17,444,208)  (15,348,800)

 Investment
  Income, Net        132,778      624,331       939,202     1,558,943
----------------------------------------------------------------------

 Loss before
  Provision for
  Income Taxes    (5,373,481)  (5,520,567)  (16,505,006)  (13,789,857)

 Provision for
  Income Taxes      (120,000)           -      (120,000)      372,000
----------------------------------------------------------------------

 Net Loss        $(5,253,481) $(5,520,567) $(16,385,006) $(14,161,857)
----------------------------------------------------------------------

 Basic and
  Diluted Net
  Loss per
  Common Share   $     (0.07) $     (0.07) $      (0.22) $      (0.19)
----------------------------------------------------------------------
 Weighted
  Average Common
  Shares
   Outstanding    75,188,022   74,182,347    75,185,365    74,176,593
----------------------------------------------------------------------


 CONDENSED CONSOLIDATED
 BALANCE SHEETS                            September 30,  December 31,
----------------------------------------------------------------------
                                                   2007           2006
                                            (Unaudited)
 ASSETS
 Cash and Cash Equivalents                 $ 20,339,659    $40,911,539
 Other Current Assets                         1,040,718      1,491,955
 Property and Equipment, net                 17,072,700     13,967,800
 Investment in Select Vaccines Ltd.             576,905              -
 Intangible and Other Assets, net             4,374,647      5,108,248
                                           -------------- ------------
  Total Assets                             $ 43,404,629    $61,479,542
                                           ============== ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                       $  8,762,104    $10,084,313
 Long-Term Liabilities                     $ 48,589,127     49,234,249
 Stockholders' Equity                       (13,946,602)     2,160,980
                                           -------------- ------------
  Total Liabilities and Stockholders'
   Equity                                  $ 43,404,629    $61,479,542
                                           ============== ============


     CONTACT: AVANT Immunotherapeutics, Inc.
              Una S. Ryan, Ph.D.
              781-433-0771
              President and CEO
              or
              AVANT Immunotherapeutics, Inc.
              Avery W. Catlin, 781-433-0771
              Chief Financial Officer
              info@avantimmune.com
              or
              For Media:
              Kureczka/Martin Associates
              Joan Kureczka, 415-821-2413
              JKureczka@comcast.net